Exhibit 99.1

Hennessy Capital Investment Corp. VIII Announces Pricing of Upsized $210,000,000 Initial Public Offering

New York, NY, February 4, 2026 – Hennessy Capital Investment Corp. VIII (the “Company”), a special purpose acquisition company, announced today the pricing of its upsized initial public offering of 21,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “HCICU” beginning tomorrow, Thursday, February 5, 2026. Each unit consists of one Class A ordinary share and one right to receive one-twelfth (1/12) of a Class A ordinary share upon the consummation of the Company’s initial business combination (“Share Right”). Once the securities comprising the units begin separate trading, the Company’s Class A ordinary shares and the Share Rights are expected to be listed on Nasdaq under the symbols “HCIC” and “HCICR,” respectively. The offering is expected to close on February 6, 2026, subject to customary closing conditions.

The Company is a newly incorporated blank check company founded by Daniel J. Hennessy formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Although the Company reserves the right to pursue an acquisition opportunity in any business or industry, the Company intends to focus its search for a target business in the industrial innovation and energy transition sectors.

Barclays Capital Inc. and Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“Cohen”), are the lead joint book-running managers of the offering, and Academy Securities, Inc. is acting as a co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,150,000 units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com or from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at Barclaysprospectus@broadridge.com.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and was declared effective on February 4, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering, the anticipated closing date and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms or timing described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Nicholas Geeza

Hennessy Capital Investment Corp. VIII

Email: HCIC@hennessycapitalgroup.com

Website: http://hennessycapital8.com